Exhibit 4.7

SECOND AMENDMENT TO THE SHAREHOLDERS AGREEMENT

THIS SECOND AMENDMENT, dated as of September 2, 2004 (this “Second Amendment”), to the Shareholders Agreement dated as of December 6, 2002 , as amended by the first Amendment to the Shareholders Agreement dated as of April 23, 2004 (as so amended, the “Shareholders Agreement”), is entered into among Seagate Technology (the “Company”), New SAC (“New SAC”), Silver Lake Technology Investors Cayman, L.P., Silver Lake Investors Cayman, L.P., Silver Lake Partners Cayman, L.P., (collectively, “Silver Lake”), SAC Investments, L.P. (“TPG”), August Capital III, L.P. (“August”), J.P. Morgan Partners (BHCA), L.P. (“J.P. Morgan”), GS Capital Partners III, L.P., GS Capital Partners III Offshore, L.P., Goldman, Sachs & Co. Verwaltungs GmbH, Stone Street Fund 2000 L.P., Bridge Street Special Opportunities Fund 2000, L.P. (collectively, “GS”), Staenberg Venture Partners II, L.P., Staenberg Seagate Partners, LLC (collectively, “Staenberg”), Integral Capital Partners V, L.P., Integral Capital Partners V Side Fund, L.P. (collectively, “Integral”) and the individuals listed on the signature pages hereto. Each of the entities listed above other than the Company and each of the individuals listed on the signature pages hereto are sometimes referred to individually as a “Shareholder” and together as the “Shareholders.”

RECITALS:

A. Each of the Shareholders is a party to the Shareholders Agreement which grants to the Shareholders certain rights, and imposes certain obligations, with respect to their ownership of shares of the Company.

B. Each of the Shareholders desires to amend the Shareholders Agreement to eliminate certain governance rights of certain Shareholders established in the Shareholders Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree that the Shareholders Agreement shall be amended as follows:

ARTICLE I.

Section 1. Corporate Governance Matters.

Article IV of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:

“4.1 Board of Directors.

(a) Directors of the Company shall be elected annually. After the consummation of the initial Public Offering, Silver Lake shall have the right to designate two members of the Board (each a “Silver Lake Designee”) and TPG shall have the right to designate one member of the Board (a “TPG Designee”). Members of the Board who are not required to be designated by a Shareholder pursuant to the rights provided in this Agreement shall be nominated and elected in accordance with the articles of association of the Company.

(b) A member of the Board designated by a Shareholder pursuant to the rights provided in this Agreement may only be removed by such Shareholder. Any other member of the Board may be removed with or without cause by vote of a majority of the Shareholders of the Company.

If, following an election to the Board pursuant to this Section 4.1, any Silver Lake Designee shall resign or be removed or be unable to serve for any reason prior to the expiration of his or her term as a Director, Silver Lake shall notify the Board in writing of a replacement Silver Lake Designee and each of the Company and all of the Shareholders hereby agree to take such actions provided for under the terms of the Shares held by them as will result in the appointment of such Silver Lake Designee to the Board. If Silver Lake requests that any Silver Lake Designee be removed as a Director (with or without cause) by written notice thereof to the Company, then each of the Company and all of the Shareholders shall take all actions provided for under the terms of the Shares held by them necessary to effect such removal upon such request.

If, following an election to the Board pursuant to this Section 4.1, the TPG Designee shall resign or be removed or be unable to serve for any reason prior to the expiration of his or her term as a Director, TPG shall notify the Board in writing of a replacement TPG Designee and each of the Company and all of the Shareholders hereby agree to take such actions provided for under the terms of the Shares held by them as will result in the appointment of such TPG Designee to the Board. If TPG requests that the TPG Designee be removed as a Director (with or without cause) by written notice thereof to the Company, then each of the Company and all of the Shareholders shall take all actions provided for under the terms of the Shares held by them necessary to effect such removal upon such request.

Any director who is not designated by Silver Lake or TPG shall be designated instead by the Board (acting pursuant to (i) a resolution passed by a majority of the directors present at a meeting properly convened for such purpose or (ii) a unanimous written consent) and shall be considered a “Board Designee” for all purposes hereunder. If any Board Designee shall resign or be removed or be unable to serve for any reason prior to the expiration of his or her term as a Director, then the Nominating and Corporate Governance Committee of the Company will take such actions provided for under the terms of the Shares as will result in the appointment to the Board of an individual designated by the Board. If the Board requests that any Board Designee be removed as a Director (with or without cause) by written notice thereof to the Company, then each of the Company and each Shareholder shall take all actions provided for under the terms of the Shares necessary to effect such removal upon such request.

(c) The Company will pay all reasonable out-of-pocket expenses incurred by the Directors in connection with their participation in meetings of the Board (and committees thereof) and the Boards of Directors (and committees thereof) of the subsidiaries of the Company.

(d) The board of directors of each subsidiary of the Company shall at any given time either be (i) comprised in the same manner as the Board is then comprised or (ii) comprised in a manner reasonably acceptable to both TPG and Silver Lake.

(e) Notwithstanding anything in this Agreement to the contrary, the Board and all of the committees of the Board will operate in such a way to permit the Company to comply with applicable law and maintain its listing on The New York Stock Exchange or NASDAQ system, as applicable.

4.2 Actions by the Board of Directors.

(a) The Shareholders and the Company shall use their reasonable best efforts to take all actions necessary (including amending the memorandum and articles of the Company, if necessary) to provide that, for so long as this Agreement is in effect, a quorum for any meeting of the Board shall require the presence of directors constituting at least a majority of the entire Board. Unless agreed to by unanimous consent of the Board in writing, subject to applicable law, no action by the Board will be valid unless approved by a majority of the directors present at a meeting properly convened at which a quorum is present.

(b) Subject to applicable law, the Company shall not take any of the actions set forth in items (i) through (iii) and (v) through (viii) below without the prior consent of at least seven of the Directors and the Company shall not take the action set forth in item (iv) below without the prior consent of at least ten of the Directors.

(i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency or similar law;

(ii) merge or consolidate with any other Person other than a subsidiary of the Company (the “Target”) if the book value of the assets of the Target as of the end of its most recently ended fiscal quarter preceding the earlier of the date the Company enters into definitive agreements in respect of such transaction or publicly announces such transaction (the “Determination Date”) would exceed 15% of the consolidated assets of the Company;

(iii) sell, transfer or otherwise dispose of (including by merger, dividend or other distribution, formation of a joint venture or otherwise) any assets in one or a series of related transactions if the book value of such assets exceeds 15% of the consolidated assets of the Company as of the end of the Company’s most recent fiscal quarter preceding the Determination Date;

(iv) increase or decrease the number of Directors that comprise the entire Board;

(v) authorize, issue or sell (including by merger or otherwise) any shares, options, warrants or rights to acquire shares of the Company in excess of 15% of the Company’s outstanding shares (other than issuances of Shares pursuant to management options issued pursuant to plans approved by the Board);

(vi) pay, declare or set aside any sums or other property for the payment of any dividends on, or make any other distributions in respect of (including by merger or otherwise), any shares of the Company, or any warrants, options, rights or securities convertible into, exchangeable or exercisable for, shares of the Company in excess of 15% of the net income of the Company for the fiscal year preceding the Determination Date (excluding purchases from employees pursuant to employee benefit plans or arrangements); provided, however, that the Company may declare and pay a regular quarterly dividend of up to $0.06 per share without obtaining such prior consent;

(vii) redeem, purchase or otherwise acquire (including by merger or otherwise), any shares of the Company or any warrants, options and rights or securities convertible into, exchangeable or exercisable for, shares of the Company in excess of 5% of the stockholders’ equity, or redeem or purchase otherwise acquire or make any payments with respect to any share appreciation rights or phantom share plans in excess of 5% of the net income of the Company for the prior fiscal year preceding the Determination Date (excluding purchases from employees pursuant to employee benefit plans or arrangements); or

(viii) amend, modify or repeal any of the provisions of the memorandum and articles of association of the Company.

Finally, the prior consent of at least seven of the Directors (other than the Chief Executive Officer and the Management Director, who shall be required to abstain) shall be required to hire or terminate the employment contract of the Chief Executive Officer. Notwithstanding the foregoing, nothing in this Section 4.2 shall limit the rights of any Shareholder under Article III.

(c) Unless otherwise agreed by the parties hereto, the Board shall follow the following procedures:

(i) Special meetings of the Board may be held at any time upon the call of at least two Directors by oral, telephonic, telegraphic, facsimile or e-mail notice duly given or sent at least one day, or by written notice sent by express mail at least three days, before the meeting to each director. Reasonable efforts shall be made to ensure that each director actually receives timely notice of any meeting. The annual meeting of the Board shall be held without notice immediately following the annual meeting of shareholders of the Company.

(ii) A reasonably detailed agenda shall be supplied to each director reasonably in advance of each meeting of the Board, together with other appropriate documentation with respect to agenda items calling for board action, to inform adequately directors regarding matters to come before the board. Any director wishing to place a matter on the agenda for any meeting of the applicable board of directors may do so by communicating with the chairman of the Board sufficiently in advance of the meeting of the Board so as to permit timely dissemination to all directors of information with respect to the agenda items.

(d) The Shareholders shall upon request take all action provided for under the terms of the Shares held by them to cause the memorandum and articles of association or comparable governing documents of each subsidiary of the Company to be amended to require the prior approval of the Board of any actions of the subsidiary that, if made by the Company, would require the approval of the Company’s Board under the articles of association of the Company or under this Agreement.

4.3 Voting of Shares; Action by the Company. At any annual or special meeting of shareholders of the Company or in any written consent executed in lieu of such a meeting of shareholders, the Shareholders shall take all other action provided for under the terms of the Shares held by them, including by way of voting their Shares, to give effect to the agreements contained in this Agreement. In order to effectuate the provisions of this Article IV, each Shareholder hereby agrees that when any action or vote is required to be taken by such Shareholder pursuant to this Agreement, such Shareholder shall use his or its best efforts to call, or cause the appropriate officers and directors of the Company to call, a special or annual meeting of shareholders of the Company, as the case may be, or execute or cause to be executed a consent in writing in lieu of any such meetings pursuant to applicable provisions of the Companies Law (2002 Revision) of the Cayman Islands and the common law of the Cayman Islands. In addition, the Company shall use its commercially reasonable best efforts to take all actions to give effect to the agreements contained in this Agreement.”

Section 2. Termination.

Section 5.5 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:

“Other than as specified below, the provisions of this Agreement will terminate and be of no further force and effect upon the date on which New SAC owns 50% or less of the issued and outstanding shares of the Company. Notwithstanding the foregoing, (i) Article III of this Agreement shall survive the termination of this Agreement until such time as all Registrable Securities held by the Shareholders cease to be Registrable Securities and (ii) Section 5.3 of this Agreement shall survive the termination of this Agreement until such time as the termination of the New SAC Shareholders Agreement.”

Section 3. References.

All references to “this Agreement” in the Shareholders Agreement shall mean the Shareholders Agreement as amended by the Second Amendment.

Section 4. Definitions.

All capitalized terms not otherwise defined in this Second Amendment shall have the meanings set forth in the Shareholders Agreement.

Section 5. Governing Law.

This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Section 6. Counterparts.

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

Section 7. No Other Amendments.

Except as expressly amended hereby, the terms and conditions of the Shareholders Agreement shall continue in full force and effect.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

SEAGATE TECHNOLOGY HOLDINGS

By:	/s/ Charles C. Pope
	Name:	Charles C. Pope
	Title:	Executive Vice President and Chief Financial Officer

NEW SAC

By:	/s/ Charles C. Pope
	Name:	Charles C. Pope
	Title:	Executive Vice President and Chief Financial Officer

SILVER LAKE TECHNOLOGY INVESTORS CAYMAN, L.P.

By:	Silver Lake (Offshore) AIV GP Ltd., its General Partner

By:	/s/ Alan K. Austin
	Name:	Alan K. Austin
	Title:	Director

SILVER LAKE INVESTORS CAYMAN, L.P.

By:	Silver Lake Technology Associates Cayman, L.P., its General Partner

By:	Silver Lake (Offshore) AIV GP Ltd., its General Partner

By:	/s/ Alan K. Austin
	Name:	Alan K. Austin
	Title:	Director

SILVER LAKE PARTNERS CAYMAN, L.P.

By:	Silver Lake Technology Associates Cayman, L.P., its General Partner

By:	Silver Lake (Offshore) AIV GP Ltd., its General Partner

By:	/s/ Alan K. Austin
	Name:	Alan K. Austin
	Title:	Director

SAC INVESTMENTS, L.P.

By:	TPG SAC Advisors III Corp., its General Partner

By:	/s/ James G. Coulter
	Name:	James G. Coulter
	Title:	Director and Vice President

AUGUST CAPITAL III, L.P.

By:	/s/ Mark G. Wilson
	Name:	Mark G. Wilson
	Title:	Member

J.P. MORGAN PARTNERS (BHCA), L.P.

By:	JPMP MASTER FUND MANAGER, its General Partner

By:	JPMP CAPITAL CORP, its General Partner

By:	/s/ Shahan Soghikian
	Name:	Shahan Soghikian
	Title:	Managing Director

GS CAPITAL PARTNERS III, L.P.

By:	GS Advisors III, L.L.C., its General Partner

By:	/s/ John E. Bowman
	Name:	John E. Bowman
	Title:	Vice President

GS CAPITAL PARTNERS III OFFSHORE, L.P.

By:	GS Advisors III, L.L.C., its General Partner

By:	/s/ John E. Bowman
	Name:	John E. Bowman
	Title:	Vice President

GOLDMAN, SACHS & CO. VERWALTUNGS GmbH

By:	/s/ John E. Bowman
	Name:	John E. Bowman
	Title:	Attorney-in-Fact

STONE STREET FUND 2000 L.P.

By:	Stone Street 2000, L.L.C., its General Partner

By:	/s/ John E. Bowman
	Name:	John E. Bowman
	Title:	Vice President

BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.P.

By:	Bridge Street Special Opportunities Fund 2000, L.L.C., its General Partner

By:	/s/ John E. Bowman
	Name:	John E. Bowman
	Title:	Vice President

STAENBERG VENTURE PARTNERS II, L.P.

By:	/s/ Paul J. Notaras
	Name:	Paul J. Notaras
	Title:	Chief Financial Officer

STAENBERG SEAGATE PARTNERS, LLC

By:	/s/ Paul J. Notaras
	Name:	Paul J. Notaras
	Title:	Chief Financial Officer

INTEGRAL CAPITAL PARTNERS V, L.P.

By:	Integral Capital Management V, LLC, its General Partner

By:	/s/ Pamela K. Hagenah
	Name:	Pamela K. Hagenah
	Title:	Manager

INTEGRAL CAPITAL PARTNERS V SIDE FUND, L.P.

By:	ICP Management V, LLC, its General Partner

By:	/s/ Pamela K. Hagenah
	Name:	Pamela K. Hagenah
	Title:	Manager

/s/ Stephen J. Luczo
Stephen J. Luczo

/s/ Charles C. Pope
Charles C. Pope

/s/ William D. Watkins
William D. Watkins